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                      November 3, 2023

       Tracey T. Travis
       Chief Financial Officer
       The Est  e Lauder Companies Inc.
       767 Fifth Avenue
       New York, NY 10153

                                                        Re: The Est  e Lauder
Companies Inc.
                                                            Annual Report on
Form 10-K for the year ended June 30, 2023
                                                            File No. 001-14064

       Dear Tracey T. Travis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services